EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


To the Board of Directors
Acceptance Insurance Companies Inc.


We consent to the incorporation by reference in Registration Statement No. 33-53730 and No. 33-68856 on Form S-3 and in Registration Statement No. 33-67180 and No. 33-51441 on Form S-8 of Acceptance Insurance Companies Inc. of the reports of Deloitte & Touche dated March 28, 1994 in this Annual Report on Form 10-K/A-2 of the Corporation for the year ended December 31, 1993. Our report referred to above includes an explanatory paragraph regarding the change in accounting method as described in Note 1 to the consolidated financial statements.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska
August 23, 1994